CONTACTS
	Ray Keller	Hugh Ryan
	Lynch Corporation	Ryan Wellnitz & Associates
FOR IMMEDIATE RELEASE	401.453.2007	401.246.2300
November 13, 2003	ray.keller@lynch-mail.com	hryan@ryanwellnitz.com

Lynch Corporation Reports Profitable Third Quarter of Calendar-Fiscal 2003

PROVIDENCE, R.I., Nov. 13 — Lynch Corporation (ASE: LGL) today reported sales for the quarter ending September 30, 2003 of $7,716,000, a 53 percent increase over sales of $5,040,000 in the third quarter of 2002. The company also reported net income for the third quarter of 2003 of $783,000, or $0.52 per share, versus net income for the third quarter of 2002 of $19,267,000, or $12.86 per share.

Quarter-over-quarter comparison must take into account non-recurring gains in both years, said Ray Keller, vice president and chief financial officer, Lynch Corporation. Third quarter 2003 net income includes $754,000, or $0.50 per share, derived from gains on the sale of marketable securities, as well as gains realized upon the settlement of a customer order. Net income in the third quarter of 2002 included a non-cash gain of $19,420,000 and a cash tax benefit of $860,400, totaling $13.54 per share, for the company’s disposal of its remaining interest in Spinnaker Industries, Inc. (“Spinnaker”), on September 23, 2002.

Therefore, in the third quarter of 2003, net income per share excluding the non-recurring gains described above was $0.02 per share, versus a loss of $0.68 per share for the corresponding period in 2002, excluding non-recurring gains on deconsolidation last year. Net income excluding non-recurring gains was $29,000 in the third quarter of 2003, compared to a net loss of $1,013,000 in the third quarter of 2002.

Operating income in the third quarter of 2003 was $68,000, compared to $18,196,000 in the third quarter of 2002. Third-quarter 2003 operating income was $1,292,000 higher than the third-quarter 2002 operating loss of $1,224,000, after excluding the deconsolidation of Spinnaker in the third quarter of 2002.

“The company achieved a third-quarter profit in 2003 from its manufacturing units,” said Ralph R. Papitto, chairman and chief executive officer. “This indicates that considerable progress has been made, and is continuing to be made, in returning Lynch Corporation to sustained growth and profitability.”

Total backlog of manufactured products at September 30, 2003 was $9.4 million, an improvement of $3.2 million over the backlog at December 31, 2002 and $4.2 million more than backlog at September 30, 2002. Shipments were up 15 percent for the third quarter of 2003 over the preceding three months.

NINE-MONTH FINANCIAL RESULTS

Sales for the nine months ending September 30, 2003 were $19,174,000 versus $21,734,000 for the first nine months of 2002. The company reported a net loss of $128,000 – $0.09 per share – for the first three quarters of 2003, versus a net profit of $18,867,000 – $12.59 per share – for the first nine months of 2002. The nine-month net loss in 2003, excluding gains on sale of marketable securities and on the settlement of a customer order, was $976,000, or $0.65 per share. Excluding the gain on disposing of Spinnaker’s shares and the related tax benefit, Lynch lost $1,413,000, or $0.94 per share, in the first nine months in 2002.

The operating loss in the first nine months of 2003 was $1,250,000, compared to an operating profit of $17,603,000 in the first nine months of 2002. The operating loss for the first nine months of 2003 of $1,250,000 was $567,000 less than the operating loss of $1,817,000 for the same period in 2002, excluding non-recurring gains that year, even though revenues in the first nine months of 2003 were $2,560,000 less than revenues in the same period a year ago.

Weighted shares outstanding were 1,497,900 for both quarters and both nine-month periods.

OPERATING UNITS’ ACTIVITIES

In the third quarter, M-tron, Inc., Yankton, S.D., which designs and manufactures customized electronic components, completed the integration of its manufacturing lines, incorporating the products of a 2002 acquisition with its pre-existing products, said Richard E. McGrail, president and chief operating officer. As a result of additional investments in products and product diversity, M-Tron has secured a preferred-supplier status with two leading manufacturers of telecommunications and networking systems, which should prove to be significant in strengthening its relationship with the nation’s largest distributor of electronic components. These investments and the enhanced market positions that have resulted underlie this unit’s increased sales and operating profits this quarter.

M-tron’s products are commonly called frequency control devices, crystals, or oscillators, and are used primarily to control the frequency or timing of electronic signals in such communications equipment as fixed and mobile wireless, copper wire, coaxial cable, and fiber optic systems.

Lynch Systems, Bainbridge, Ga., the company’s other operating unit, manufactures capital equipment for the electronic display and consumer glass industries. The company serves telecommunications markets and manufacturers of cathode ray tubes (CRTs) for computer monitors, televisions, and other electronic displays, and consumer glass products, such as tableware and ovenware.

In the third quarter, Lynch Systems shipped orders booked in the first half, and is continuing to do so in the fourth quarter. These shipments, and the revenue they generate, are fueling the sales and profits reported for the third quarter and anticipated for the fourth. The company is optimistic that the aggressive effort this quarter to develop new products will result in continuous improvement.

For more information on the company, contact Raymond H. Keller, Vice President and Chief Financial Officer, Lynch Corporation, 50 Kennedy Plaza, Suite 1250, Providence, RI 02903-2360, (401) 453-2007, ray.keller@lynch-mail.com, or visit the company’s Web site: www.lynchcorp.com.

# # #

Caution Concerning Forward Looking Statements

     This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.

LYNCH CORPORATION
STATEMENTS OF OPERATIONS
(Dollars In Thousands, Except Per Share Data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

SALES
M-tron	$4,082	$2,814	$10,875	$8,459
Lynch Systems	3,634	2,226	8,299	13,275

Consolidated Total	7,716	5,040	19,174	21,734

EARNINGS (LOSS) BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION (EBITDA)
M-tron	243	(357)	441	(1,527)
Lynch Systems	431	(207)	235	1,563

EBITDA from Operations	674	(564)	676	36
Corporate expenses — net	(293)	(347)	(995)	(921)
Gain on deconsolidation of Spinnaker	—	19,420	—	19,420

Consolidated Total	381	18,509	(319)	18,535

OPERATING PROFIT (LOSS)
M-tron	57	(524)	(172)	(2,023)
Lynch Systems	367	(303)	30	1,277

Operating Profit (Loss)	424	(827)	(142)	(746)
Corporate expenses — unallocated	(356)	(397)	(1,108)	(1,071)
Gain on deconsolidation of Spinnaker	—	19,420	—	19,420

Consolidated Total	68	18,196	(1,250)	17,603

OTHER INCOME(EXPENSE)
Investment income	360	32	528	95
Interest expense	(63)	(48)	(225)	(140)
Other income (expense)	754	(63)	763	(63)

INCOME (LOSS) BEFORE INCOME TAXES	1,119	18,117	(184)	17,495
BENEFIT FROM (PROVISION FOR) INCOME TAXES	(336)	1,150	56	1,372

NET INCOME (LOSS)	$783	$19,267	$(128)	$18,867

WEIGHTED AVERAGE SHARES OUTSTANDING	1,497,900	1,497,900	1,497,900	1,497,900

BASIC & DILUTED INCOME (LOSS) PER SHARE:	$0.52	$12.86	$(0.09)	$12.59

LYNCH CORPORATION
RECONCILIATION OF NON-GAAP RESULTS
(Dollars in Thousands, Except Per Share Data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

RECONCILIATION OF NON-GAAP OPERATING PROFIT (LOSS)
Consolidated total operating profit (loss), as reported	$68	$18,196	$(1,250)	$17,603
Gain on deconsolidation of Spinnaker	—	(19,420)	—	(19,420)

Non-GAAP consolidated operating profit (loss)	68	(1,224)	(1,250)	(1,817)

RECONCILIATION OF NON-GAAP NET INCOME (LOSS)
Net income (loss), as reported	783	19,267	(128)	18,867
Gain on sale of marketable securities	(349)	—	(483)	—
Gain on release of customer contingency	(728)	—	(728)	—
Gain on deconsolidation of Spinnaker	—	(19,420)	—	(19,420)
Provision for (benefit from) income taxes	323	(860)	363	(860)

Non-GAAP net income (loss)	$29	$(1,013)	$(976)	$(1,413)

Weighted average shares outstanding	1,497,900	1,497,900	1,497,900	1,497,900
Non-GAAP basic and diluted income (loss) per share	$0.02	$(0.68)	$(0.65)	$(0.94)

RECONCILIATION OF EBITDA
Net income (loss), as reported	$783	$19,267	$(128)	$18,867
Provision for (benefit from) income taxes	336	(1,150)	(56)	(1,372)
Interest expense	63	48	225	140
Other expense (income)	(754)	63	(763)	63
Investment income	(360)	(32)	(528)	(95)

Operating profit (loss) EBIT	68	18,196	(1,250)	17,603
Depreciation and amortization	313	313	931	932

EBITDA	$381	$18,509	$(319)	$18,535

Quarterly and year-to-date comparisons must take into account non-recurring gains in both years.

EBITDA is presented because it is a widely accepted financial indicator of value and ability to incur and service debt.
EBITDA is not a substitute for operating income or cash flow from operating activities.

LYNCH CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in Thousands, Except Share Data)

	September 30,	December 31,	September 30,
SELECTED BALANCE SHEET DATA	2003	2002	2002

CASH, AND SHORT TERM INVESTMENTS	$4,936	$5,986	$8,360
RESTRICTED CASH	1,125	1,125	1,125
WORKING CAPITAL	6,668 *	8,029	9,656
PROPERTY PLANT AND EQUIPMENT — COST	15,871	16,330	16,204
TOTAL ASSETS	24,497	23,430	24,878
TOTAL DEBT	4,508	4,149	3,427
SHAREHOLDERS’ EQUITY	10,378	10,934	11,644

BACKLOG — M-TRON	2,300	2,300	1,800
LYNCH SYSTEMS	7,100	3,900	3,400
SHARES OUTSTANDING AT DATE	1,497,883	1,497,883	1,497,883

*	September 30, 2003 working capital includes current liabilities of $978 for obligations now maturing in one year previously included in long term liabilities.

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